Exhibit 10.1

Amendment No. 4 to
AMENDED AND RESTATED LICENSE agreement
This Amendment No. 4 to the Amended and Restated License Agreement (this “Amendment No. 4”), is entered into by and between Immersion Software Ireland Limited (“Immersion Ireland”), an Irish company and a wholly owned subsidiary of Immersion Corporation, a Delaware corporation (“Immersion Corporation,” and collectively with Immersion Ireland, “Immersion”), and Samsung Electronics Co., Ltd., a South Korean corporation with principal offices located at 129, Samsung-ro, Yeongtong-gu, Suwon-si, Gyeonggi-do, 16677 Korea for itself and on behalf of its Affiliates (collectively “Samsung”), entered into on the date that the last party executes this Amendment No. 4, to be effective as of January 1, 2016 (the “Fourth Amendment Date”). This Amendment No. 4 further amends the Amended and Restated License Agreement, effective as of January 1, 2013, by and between Immersion and Samsung, (the “Agreement”). Capitalized terms used, but not defined, in this Amendment No. 4, shall have the same meaning ascribed to them in the Agreement.
WHEREAS, the parties wish to amend the Agreement to, among other things, amend provisions in the Agreement relating to Samsung’s wind down rights.
NOW, THEREFORE, in accordance with Section 14.9 of the Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement as follows:

1.	Amendment to Product Life Cycle Wind-Down Rights. The parties hereby amend the Agreement by amending and replacing Section 13.4(c) to the Agreement as follows:

“(c)    Product Life Cycle Wind-Down Rights. Notwithstanding Section 13.3, if Samsung pays Immersion Ireland an amount equal to U.S.$19,000,000 by the earlier of: (a) 15 days after the date of execution of Amendment No. 4 to the Amended and Restated License Agreement (“Amendment No. 4”); and (b) 1:00 p.m. California time on July 15, 2016, which payment is and shall be non-refundable and non-creditable, then effective as of the Fourth Amendment Date (i.e., January 1, 2016), Samsung may continue to produce and/or sell a Licensed Device model after the expiration of the Term that, as of the expiration of the Term, Samsung had commenced commercially producing, distributing and selling, until such time as Samsung ceases selling such Licensed Device model (the ‘Product Life Cycle Wind-Down Rights’). Upon payment of the U.S$19,000,000 to Immersion Ireland pursuant to this Section 13.4(c), the Product Life Cycle Wind-Down Rights shall not be revocable by Immersion.”

2.	Payment Terms. The parties hereby amend the Agreement by adding a new Section 5.4(d) to the Agreement as follows:

“(d)    Payment for Product Life Cycle Wind-Down Rights. In partial consideration for Immersion entering into Amendment No. 4 and granting the Product Life Cycle Wind-Down Rights, Samsung hereby agrees to pay Immersion Ireland a non-refundable and non-creditable fee equal to U.S.$19,000,000 by the earlier of: (a) 15 days after the date of execution of Amendment No. 4; and (b) 1:00 p.m. California time on July 15, 2016, via wire transfer of funds in accordance with Section 5.4(c) of this Agreement.”

3.	Releases. The parties hereby amend the Agreement by adding the following to Section 2.2 of the Agreement:

“Samsung Release. Samsung and their respective successors and assigns, hereby releases and fully discharges Immersion (and its Affiliates) and their respective directors, officers, affiliates, agents, representatives, successors and assigns from any and all claims, liabilities, losses, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, agreements, and obligations of any kind and nature, in law, equity, or otherwise, whether known or unknown, fixed or contingent: (1) "*"; and (2) relating in any manner to the Samsung/Immersion Arbitration Proceedings or the Samsung/Immersion Emergency Arbitration Proceedings, including, but not limited to, any claim for costs, attorneys’ fees, damages, reimbursement or declaratory relief.

For purposes of this Agreement: (1) "*"; (2) the term “Samsung/Immersion Arbitration Proceedings” shall mean the proceedings entitled In The Matter of Immersion Corporation and Immersion Software Ireland Limited vs. Samsung Electronics Co., Ltd., International Chamber of Commerce, International Court of Arbitration, ICC Case Nos. 21580/RD and 21742/RD, including all claims that were or could have been made in those proceedings; and (3) the term “Samsung/Immersion Emergency Arbitration Proceedings” shall mean the proceeding entitled In The Matter of Immersion Corporation and Immersion Software Ireland Limited vs. Samsung Electronics Co., Ltd., International Chamber of Commerce, International Court of Arbitration, ICC Case No. 21580/RD (EA), including all claims that were or could have been made in that proceeding.

In addition to the provisions of the above paragraph, Samsung on behalf of itself and its Affiliates, hereby expressly and irrevocably waives and releases with respect to the matters subject to the release set forth in this Agreement the application of and any and all provisions, rights, and benefits conferred by:

(i) § 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”; and

(ii) any law of any state, district, territory or region, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code.”

Further Immersion Release. Immersion, on behalf of itself and its Affiliates, and their respective successors and assigns, hereby releases and fully discharges Samsung (and its Affiliates) and their respective directors, officers, affiliates, agents, representatives, successors and assigns from any and all claims, liabilities, losses, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, agreements, and obligations of any kind and nature, in law, equity, or otherwise, whether known or unknown, fixed or contingent: (1) relating in any manner to any Licensed Device models under Samsung’s Product Life Cycle Wind-Down Rights in Section 13.4(c); and (2) relating in any manner to the Samsung/Immersion Arbitration Proceedings or the Samsung/Immersion Emergency Arbitration Proceedings, including, but not limited to, any claim for costs, attorneys’ fees, damages, reimbursement or declaratory relief. For avoidance of doubt, Immersion retains any claims it may have based on product models that Samsung had not commenced commercially producing, distributing, and selling prior to December 31, 2015.

In addition to the provisions of the above paragraph, Immersion on behalf of itself and its Affiliates, hereby expressly and irrevocably waives and releases with respect to the matters subject to the release set forth in this Agreement the application of and any and all provisions, rights, and benefits conferred by:

(i) § 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUT-ING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”; and

(ii) any law of any state, district, territory or region, or principle of common law, which is simi-lar, comparable, or equivalent to § 1542 of the California Civil Code.”

4.	Stand-Still. The parties hereby amend the Agreement by adding a new Section 14.10 to the Agreement as follows:

“14.10    Stand-Still.

(a)During the Stand-Still Period, Immersion hereby agrees not to bring any judicial, administrative or other proceeding against Samsung for or based on breach of this Agreement or patent infringement of (i) any Immersion Patent or (ii) any patent owned or controlled by Immersion or its Affiliates from January 1, 2016 to the expiration of the Stand-Still Period, excluding in all cases, any patents or other intellectual property owned by an entity that acquires Immersion or its Affiliates after the execution of Amendment No. 4, on account of the making, use, sale, offer for sale, importation, export or other disposition by Samsung of Samsung branded or manufactured products (e.g., Samsung Branded Mobile Devices, Samsung Branded Office Printers, etc.) that are not already licensed pursuant to the Product Life Cycle Wind-Down Rights (“Stand-Still Claim” and such products referred to as “Stand-Still Products”). The foregoing agreement applies to downstream telecommunication carrier customers of, distributors (including, but not limited to, online and offline distributors) of, and/or end users of, Stand-Still Products, but shall not, in any event, apply to original equipment manufacturer customers of Samsung with respect to products sold without using Samsung’s brands. The foregoing agreement shall not prevent Immersion from engaging in discussions with any third party or Samsung regarding the licensing of its patents, or from enforcing its patents against any entity (other than Samsung or the above-listed downstream entities during the Stand-Still Period in accordance with this Section 14.10). Further, nothing in this Section 14.10 shall: (a) prevent Immersion from seeking any remedy (including damages) from Samsung or the above-listed downstream entities after the Stand-Still Period expires or terminates; or (b) prevent Immersion from seeking any remedy for a material breach by Samsung of this Amendment No. 4, or a material breach of Section 2.4(c), Section 8 or Section 14.4 of this Agreement. Immersion shall have the right to, after affording Samsung a thirty (30) day cure period, terminate the Stand-Still Period if Samsung materially breaches this Amendment No. 4, or Section 2.4(c), Section 8 or Section 14.4 of this Agreement or if Samsung sues or takes as a plaintiff or a claimant any judicial, administrative, or other action regarding patents (including, but not limited to, any action challenging the validity or enforceability of any Immersion patents), or a breach of this Agreement, against, Immersion or its Affiliates, or, in each case, any of their respective successors, assigns, directors, officers, employees or agents. For purposes of this Section 14.10, “Stand-Still Period” means the period beginning on June 30, 2016 and ending on "*".

(b)The parties hereby agree that any Stand-Still Claim (or any other claim Immersion may have) and any applicable statute of limitations shall be deemed tolled from the beginning of the Stand-Still Period until the expiration or termination of the Stand-Still Period and that the passage of time during the Stand-Still Period shall not be used to support any defenses to a Stand-Still Claim (or any other claim Immersion may have), including, but not limited to, any applicable statute of limitations, laches, equitable estoppel, or any other time-bars or defenses.”

5.
Pending Arbitration. The parties acknowledge and agree that this Amendment No. 4 disposes of all claims and counterclaims made or raised in connection with the Samsung/Immersion Arbitration Proceedings. Accordingly, within ten (10) days after this Amendment No. 4 is executed, the parties shall terminate the Samsung/Immersion Arbitration Proceedings.

6.	Effect of Termination. The parties hereby amend the Agreement by amending and replacing Section 13.3 to the Agreement as follows:

“13.3    Effect of Termination. Notwithstanding anything to the contrary in this Agreement, upon the expiration or termination of this Agreement for any reason: (a) Samsung shall immediately cease distributing all Licensed TouchSense Devices, using all Immersion Trademarks, and holding itself out as a reseller or distributor of the Licensed Software and shall promptly return or destroy, as directed by Immersion, all copies of the Licensed Software (and confidential information) and provide Immersion Ireland with a written certification of such destruction signed by an officer of Samsung; and (b) all rights and licenses granted by Immersion hereunder shall immediately cease, and Samsung shall immediately pay to Immersion all amounts then due and outstanding under this Agreement (if any). The defined terms in this Agreement and the rights and obligations contained in the following sections shall survive any expiration or termination of this Agreement: Section 1, Section 2.2, Section 2.4, Section 2.5, Section 3.1 through Section 3.3 (in each case, during the period of time that Samsung has Wind-Down Rights), Section 3.4, Section 3.5, Section 5.1 (with respect to amounts due at the end of the Term), Section 5.2 (with respect to amounts due at the end of the Term), Section 5.3 through Section 6, Section 7, Section 8, Section 9, Section 11, Section 12, Section 13, and Section 14.”
This Amendment No. 4 supersedes all prior discussions and understandings between the parties with respect to the matters set forth herein. Except as expressly modified and amended in this Amendment No. 4, all other provisions of the Agreement shall remain in full force and effect and unchanged. In the event of any inconsistency or conflict between the Agreement and this Amendment No. 4, this Amendment No. 4 shall govern and control. This Amendment No. 4 may be executed (including, without limitation, by facsimile signature or PDF) in counterparts, with the same effect as if the parties had signed the same document. Each counterpart shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.
[Signature Page Follows]
IN WITNESS WHEREOF, the authorized representatives of the parties hereto have signed this Amendment No. 4 effective as of the Fourth Amendment Date.

Immersion Software Ireland Limited	Immersion Corporation
By: /s/ Liam Granger	By: /s/ Victor Viegas
Name: Liam Granger	Name: Victor Viegas
Title: Director	Title: President & CEO
Date signed: 7/12/2016	Date signed: 7-12-16

Samsung Electronics Co., Ltd.
By: /s/ Peter Koo
Name: Peter Koo
Title: Senior Vice President
Date signed: July 11, 2016

"*" These items have been redacted.